UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 24, 2022

AUGMEDIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-56036	83-3299164
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

111 Sutter Street, Suite 1300, San Francisco, California 94104

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (888) 669-4885

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AUGX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On May 24, 2022, Augmedix, Inc. (the “Company”) entered into an Open Market Sale AgreementSM (the “Sales Agreement”) with Jefferies LLC (the “Agent”), pursuant to which the Company may offer and sell shares of its common stock, par value $0.0001 per share (the “Shares”), from time to time, through an at-the-market equity offering program under which the Agent will act as the Company’s sales agent (the “Offering”). The Company has also filed a prospectus supplement, dated May 24, 2022, with the Securities and Exchange Commission (the “SEC”) in connection with the Offering (the “Prospectus Supplement”) under the Company’s existing shelf registration statement on Form S-3 (File No. 333-264337), which became effective on May 6, 2022 (the “Registration Statement”). Pursuant to the Prospectus Supplement, the Company may offer and sell Shares having an aggregate offering price of up to $25.0 million.

Based upon the Company’s instructions to the Agent and subject to the terms and conditions of the Sales Agreement, the Agent will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to sell the Shares from time to time. Under the Sales Agreement, the Agent may sell the Shares in privately negotiated transactions with the Company’s prior written consent, as block transactions, or by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the Nasdaq Capital Market or on any other existing trading market for the Shares.

The Company has agreed to pay the Agent a commission equal to 3.0% of the aggregate gross proceeds from each sale of any Shares pursuant to the Sales Agreement. In addition, the Company has agreed to reimburse Jefferies for the fees and disbursements of its counsel, payable upon execution of the Sales Agreement, in an amount not to exceed $75,000, in addition to certain ongoing disbursements of its legal counsel and to provide the Agent with customary indemnification and contribution rights.

The Company is not obligated to make any sales of the Shares under the Sales Agreement. The Offering pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all of the Shares subject to the Sales Agreement and (ii) the termination of the Sales Agreement as permitted therein. The Company or the Agent may each terminate the sales agreement at any time upon ten days’ prior notice.

The Company currently intends to use any net proceeds from the Offering to fund capital expenditures, increased investment in sales and marketing, research and development and general and administrative costs as the Company increases its scale.

A copy of the Sales Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement.

The legal opinion of Morrison & Foerster LLP, counsel to the Company, relating to the validity of the Shares offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The Shares will be sold pursuant to the Registration Statement, and offerings of the Shares will be made only by means of the Prospectus Supplement. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Open Market Sale AgreementSM, dated as of May 24, 2022, by and between Augmedix, Inc. and Jefferies LLC.
5.1	Opinion of Morrison & Foerster LLP.
23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File—the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUGMEDIX, INC.

Dated: May 24, 2022	By:	/s/ Paul Ginocchio
Paul Ginocchio
Chief Financial Officer

3